UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 21, 2007

CORECARE SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-24807	22-2840367
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

111 N. 49TH ST., Philadelphia, PA	19139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 471-2358

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13 e 4 ( c )

ITEM 101:  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 203:  CREATION OF A DIRECT FINANCIAL OBLIGATION

The involuntary bankruptcy of  the Company’s wholly owned subsidiary Kirkbride Realty Corporation (“Realty”) has been dismissed, and Realty has refinanced its first mortgage.

Realty  owns  the 21 acre Campus known as the Blackwell Human Services Campus.  The Campus of approximately 420,000 square feet leases space to its major tenant Kirkbride Center, a behavioral health care provider as well as other third party tenants.  Both Realty and Kirkbride Center are wholly owned subsidiaries of CoreCare Systems, Inc.

Kirkbride Realty Corporation took ownership of the property in July 2004 as a result of Kirkbride Center’s approved Plan of Reorganization.  This Plan called for transfer of the property to a newly formed corporation to separate real estate activities from the health care operations.  At the time of the transfer the first mortgage was extended to May, 2007.  The first mortgage was held by Kirkbride Holdings LLC, which is not affiliated with the Company.  As of July 9, 2007 the first mortgage balance was $14,450,000.  The property also has a second mortgage for the benefit of the Unsecured Creditor’s Trust of $4,450,000.  Other secondary liens from the Internal Revenue Service, Commonwealth of Pennsylvania and City of Philadelphia on the property total approximate $4,800,000.

       Realty had entered into an agreement for the sale of the property scheduled to close  on July 7, 2007; however  the Buyer was unable to secure timely financing.  At that time the mortgage was past due. To avoid foreclosure the Company was  preparing for bridge financing of its first mortgage while simultaneously negotiating a transition agreement with its current mortgage holder.

On July 9, 2007 certain of Realty’s creditors concerned about the possible mortgage foreclosure petitioned for involuntary bankruptcy of Realty.  The bankruptcy affected only  Realty , none of the other CoreCare subsidiaries were directly effected.

On September 20, 2007 the United States Bankruptcy Court for the Eastern District of Pennsylvania, Chapter 7, Bankruptcy No 07-13911 (SR) dismissed the Involuntary Petition.  The terms of the dismissal provided that Realty would resume ordinary course payments to its Creditors; and that Realty would have five business days to pay-off its existing first mortgage holder.  This refinancing was successfully completed on September 21, 2007 with Kennedy Funding, Inc.

Kennedy Funding, Inc., provided  $15,100,000 in financing secured by a first priority mortgage lien in The Blackwell Human Services Campus.  The term of the mortgage is for two years with a 12% interest rate in year one and an 18% interest rate in year two. Interest is payable monthly, together with monthly principal payments of $50,000.  The mortgage contains customary events of default or acceleration.  The refinancing provided for the same security interest priorities established by the Kirkbride Center Reorganization Plan and did not change the security position of any of the Realty subordinated lien holders.  As Kirkbride Center is the major tenant of the Campus it provided a guaranty of this debt, as did  Thomas T. Fleming, Chairman and CEO of the Company.  In addition a member of Mr. Fleming’s family provided a $1,000,000 Letter of Credit from U.S. Trust, as supplemental collateral to Kennedy Funding.  The Kirkbride Center has agreed to repay the Fleming family member for any amounts drawn on the letter of credit, and  Corecare Systems, Inc. has pledged the common stock of Westmeade Healthcare, Inc., a sister company to Realty to  the member of the Fleming family to secure this obligation.   In addition, Mr. Fleming has pledged certain of his personal assets to his family member providing the letter of credit.

The Realty mortgage default and subsequent Kennedy refinancing has generated substantial penalties, legal expenses and financing fees totaling approximately $3.2M.  Management believes however that the intrinsic value of the Campus supports the actions taken.  In July, 2007  the Company obtained an independent appraisal of the property which substantially exceeds the current amount of the first mortgage and subordinate liens.    Despite changes in the capital market it is the Company’s intentions to continue to seek interested buyers for its real estate holdings.

The Corporate Office of CoreCare Systems, Inc is located at the Blackwell Human Services Campus, 111 North 49th Street, Philadelphia, PA  19139.  The Corporate Office can be reached at 215-471-2358.  Information on the Company can be accessed at its web site, www.kirkbridecenter.com.

ITEM 9.01:                                FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.                                Press Release Dated September 26, 2007.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORECARE SYSTEMS, INC.

By: /s/ Rose S. DiOttavio
Rose S. DiOttavio,
Date: September 26, 2007	President